EXHIBIT INDEX


     2.1  Agreement and Plan of Reorganization.*
     3.1 Certificate of Incorporation of the Company, as Amended.*
     3.2  By-Laws of the Company.
     5.1  Opinion of Proskauer Rose LLP**
     8.1  Opinion of Proskauer Rose LLP**
     8.2  Opinion of Jun He Law Offices**
     10.1 Letter of Agreement, dated March 19, 1997 between Dawson Science Corporation and Shenzhen City Zhenghua Traffic and Transportation Main Company, Ltd.
     10.2 Letter Agreement, dated June 27, 1997 between Dawson Science Corporation and Wharton Capital Partners Ltd.
     10.3 Consulting Agreement, dated February 11, 1998 between Dawson Science Corporation and R.I.P. Consultants.*
     10.4 Contract for Chinese Foreign Equity Joint Venture, dated October 8, 1997 between Dawson Science Corporation and Wu Qui Mei (Shenzhen Jinzhenghua Transport Industrial Development Co. Ltd.).
     10.5 Regulations for Chinese Foreign Equity Joint Venture, dated October 8, 1997 between Dawson Science Corporation and Shenzhen Jinzhenghua Transport Industrial Development Co. Ltd.
     10.6 Business Loan and Security Agreement, dated November 3, 1997 between Dawson Science Corporation and Yeung Ming-Sum.
     10.7 Business Loan and Security Agreement, dated September 19, 1997 between Dawson Science Corporation and Yeung Shu-kin.
     10.8 Business Loan and Security Agreement, dated September 30, 1997 between Dawson Science Corporation and Neolite Neon Co. Pty. Ltd.
     10.9 Grid Promissory Note, dated July 3, 1997 payable to Wharton Capital Partners, Ltd.
     21.1 List of Subsidiaries (incorporated by reference to Note 1 to the financial statements in the prospectus that is a part of this registration statement).
     23.1 Consent of BDO Binder.*
     23.2 Consent of Proskauer Rose LLP (to be included in opinions to be filed as exhibits 5.1 and 8.1).**
     23.3 Consent of Jun He Law Offices (to be included in opinion to be filed as exhibit 8.2).**
     24.1 Power of Attorney (set forth on signature page of this registration statement).
     27.1 Financial Data Schedule.


____________
* Filed herewith
** To be filed by amendment

Exhibit 2.1

                AGREEMENT AND PLAN OF REORGANIZATION

                         Dated May  , 1998

          The parties to this agreement and plan of reorganization are Integrated Transportation Network Group Inc., a Delaware corporation ("ITN"), and Dawson Science Corporation, a
Nevada corporation ("Dawson").

          The parties wish to provide for (a) the contribution by Dawson to ITN of all Dawson's assets, (b) the assumption by ITN of certain of Dawson's liabilities and obligations and (c) the distribution by Dawson to its shareholders of all the outstanding capital stock of ITN.

          Accordingly, the parties agree as follows:

          1. Contribution and Assumption. Simultaneously with the execution and delivery of this agreement, (a) Dawson is hereby transferring to ITN, and ITN is acquiring from Dawson, free and clear of all claims, liens, security interests and other encumbrances, all Dawson's assets and properties, tangible and intangible, including, without limitation, all rights under agreements, and (b) ITN is hereby assuming and agreeing to pay, perform and discharge, and indemnify and hold Dawson harmless from and against, all Dawson's liabilities and obligations, actual and contingent, including liabilities and obligations under agreements, in each case that are reflected on, or expressly referred to in, Dawson's balance sheet at March 31, 1998 and the notes to that balance sheet (which is attached to this agreement as schedule 1) (including the notes, the "Balance Sheet"), and all liabilities, and obligations that have arisen in the ordinary course of business since the date of the Balance Sheet (it being understood and agreed that ITN shall have no liability or obligation, and Dawson shall indemnify and hold ITN harmless from and against, all Dawson's liabilities and obligations that are not reflected on, or expressly referred to in, the Balance Sheet or that have not arisen in the ordinary course of business since the date of the Balance Sheet).

          2.   Distribution and Winding-Up

          2.1  Distribution.   As promptly as practicable after
the execution and delivery of this agreement, Dawson shall take all action necessary to distribute to holders of record of shares of its common stock at the close of business on May ____, 1998 one share of common stock of ITN for each four shares of common stock of Dawson held of record by them at that time.
          2.2 Fractional Shares. In lieu of issuing any fractional shares of common stock of ITN pursuant to section 2.1, the number of shares of common stock of ITN to be distributed to a holder of record of shares of common stock of Dawson pursuant to section 2.1 shall be rounded to the next higher integral number of shares of common stock of ITN, or, at ITN's option, ITN shall pay the holder an amount in cash equal to the product of that fraction and $_____ (which equals 400% of the average low bid prices of a share of common stock of Dawson on the 20 trading days immediately preceding the date of this agreement).

          2.3 Winding-Up. Promptly after carrying out the provisions of sections 2.1 and 2.2, Dawson shall wind-up its affairs and seek to be dissolved.

          3.   Representations and Warranties

          3.1 Representations and Warranties of Dawson. Dawson represents and warrants to ITN as follows:

          3.1.1. Existence and Power. Dawson is a corporation validly existing and in good standing under the law of the state of Nevada and has the full power and authority to enter into and perform this agreement.

          3.1.2. Authorization. The execution, delivery and performance of this agreement by Dawson have been duly authorized by all necessary action, and this agreement constitutes the valid and binding obligation of Dawson enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          3.1.3. Consents of Third Parties. The execution, delivery and performance of this agreement by Dawson will not:
(a) violate or conflict with its articles of incorporation or by-laws; (b) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any lease, agreement, commitment or other instrument to which Dawson is a party or by which it or its properties are bound; or
(c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Dawson or any of its properties or require any governmental consent or approval, other than those set forth on schedule 3.1.3.

          3.1.4. Litigation. There is no judicial or administrative action or proceeding pending or, to the best of Dawson's knowledge, threatened, nor, to the best of Dawson's knowledge, is there any governmental investigation pending or threatened, that questions the validity of this agreement or any action taken or to be taken by Dawson in connection with this agreement. Except as set forth on schedule 3.1.4, there is no litigation or proceeding pending or, to the best of Dawson's knowledge, threatened, nor, to the best of Dawson's knowledge, is there any governmental investigation pending or threatened nor is there any order, injunction or decree outstanding against Dawson.

          3.2. Representations and Warranties of ITN. ITN represents and warrants to Dawson as follows:

          3.2.1. Existence and Power. ITN is a corporation validly existing and in good standing under the law of the state of Delaware and has the full power and authority to enter into and perform this agreement.

          3.2.2. Authorization. The execution, delivery and performance of this agreement by ITN have been duly authorized by all necessary action, and this agreement constitutes the valid and binding obligation of ITN enforceable against ITN in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          3.2.3. Consents of Third Parties. The execution, delivery and performance of this agreement by ITN will not: (a) violate or conflict with its certificate of incorporation or by-laws; (b) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any lease, agreement, commitment or other instrument to which ITN is a party or by which it or its properties are bound; or (c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to ITN or any of its properties or require any governmental consent or approval, other than those set forth on schedule 3.2.3.

          3.2.4. Litigation. There is no judicial or administrative action or proceeding pending or, to the best of ITN's knowledge, threatened, nor, to the best of ITN's knowledge, is there any governmental investigation pending or threatened, that questions the validity of this agreement or any action taken or to be taken by ITN in connection with this agreement. Except as set forth on schedule 3.2.4, there is no litigation or proceeding pending or, to the best of ITN's knowledge, threatened, nor, to the best of ITN's knowledge, is there any governmental investigation pending or threatened nor is there any order, injunction or decree outstanding against ITN.

          4.   Indemnification

          4.1. By ITN. Subject to this section 4, ITN shall indemnify and hold Dawson harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees) resulting from any breach of warranty or agreement or any misrepresentation by ITN under this agreement.

          4.2. By Dawson. Subject to this section 4, Dawson shall indemnify and hold ITN harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees) resulting from any breach of warranty or agreement or any misrepresentation by Dawson under this agreement.

          4.3. No Other Representations. Except as specifically set forth in this agreement, neither ITN nor Dawson has made, nor shall either have liability for, any representation or warranty, express or implied, in connection with the transactions contemplated by this agreement. The parties agree that the remedies provided in this section 4 are the exclusive remedies for breach of warranty and misrepresentation under this agreement.

          4.4. Survival. The representations and warranties in this agreement shall survive the execution and delivery of this agreement.

          4.5. Defense of Claims by Third Parties. If any claim is made against any person or entity that, if sustained, would give rise to a liability of a party for breach of warranty or misrepresentation under this agreement, ITN and its counsel, at ITN's sole expense, shall control the defense and settlement of the claim, and shall do so in a manner intended to minimize each party's liability.

          5.   Miscellaneous

          5.1 Governing Law. This agreement shall be governed by and construed in accordance with the law of the state of New
York applicable to agreements made and to be performed wholly in the state of New York.

          5.2. Notices. All notices and other communications under this agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery services. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for that party as shall be specified by notice given under this section 5.2):

          if to either party, to that party at:

          c/o Proskauer Rose LLP
          1585 Broadway
          New York, New York 10036
          Fax: (212) 969-2900
          Attention:  Edward W. Kerson, Esq.

All such notices and communications shall be deemed received upon
(a) actual receipt by the addressee, (b) actual delivery to the appropriate address or (c) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

          5.3. Further Assurances. From time to time, each party shall take such action and execute and deliver such documents as the other may reasonably request to carry out the transactions contemplated by this agreement.

          5.4. Counterparts. This agreement may be executed in counterparts, each of which shall be considered an original, but both of which together shall constitute the same instrument.

          5.5 Separability. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

          5.6. Entire Agreement. This agreement contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all existing agreements between them with respect to that subject matter, may not be changed or terminated orally and any amendment or modification must be in writing and signed by the party to be charged.

                         INTEGRATED TRANSPORTATION NETWORK GROUP
                         INC.

                         By:__________________________________


                         DAWSON SCIENCE CORPORATION


                         By:__________________________________




























































































Exhibit 3.1

                    CERTIFICATE OF INCORPORATION

                                   OF

          INTEGRATED TRANSPORTATION NETWORK GROUP INC.

          The undersigned incorporator, in order to form a corporation under the General Corporation Law of Delaware, certifies as follows:

          FIRST:    The name of the corporation is Integrated
Transportation Network Group Inc.

          SECOND:   The registered office of the corporation is
to be located at 1013 Centre Road, Wilmington, Delaware, 19805-
1297, New Castle County. The name of its registered agent at that address is Corporation Service Company

          THIRD:    The purpose of the corporation is to engage
in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH:   The corporation shall have the authority to
issue 100 shares of common stock, par value $0.01 per share.

          FIFTH:    The name and mailing address of the
incorporator are as follows:

                    Edward W. Kerson, Esq.
                    Proskauer Rose LLP
                    1585 Broadway
                    New York, New York  10036

          SIXTH:    A director of this corporation shall not be
personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

          SEVENTH: Unless, and except to the extent that, the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

          EIGHTH:   The corporation hereby confers the power to
adopt, amend or repeal bylaws of the corporation upon the directors.

          IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of January, 1998.


                                /s/ Edward W. Kerson
                              ----------------------------
                              Edward W. Kerson
                              Sole Incorporator



































                    CERTIFICATE OF AMENDMENT

                              OF

                    CERTIFICATE OF INCORPORATION

                              OF

          INTEGRATED TRANSPORTATION NETWORK GROUP INC.

          Pursuant to section 242 of the Delaware General
Corporation Law

          The undersigned, Zhi-Jian Wu, chairman of the board of Integrated Transportation Network Group Inc., a Delaware corporation, certifies as follows:

          1. Article FOURTH of the certificate of incorporation of the corporation is amended to read in its entirety as follows:

               "FOURTH: The corporation shall have authority to issue 55,000,000 shares, consisting of 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. The board of directors may authorize the issuance from time to time of preferred stock in one or more series and with such designations, preferences, relative, participating, optional and other special rights, and qualifications, limitations or restrictions (which may differ with respect to each series) as the board may fix by resolution."

          2.   This amendment was duly adopted in accordance with
section 242 of the Delaware General Corporation Law.



May __, 1998


                                        ------------------------
                                        Zhi-Jian Wu
                                        Chairman of the Board

























































Exhibit 10.3

                    CONSULTING AGREEMENT


This Agreement is made effective as of February 11, 1998, by and between Dawson Science Corp., of 575 Lexington Ave, New York
City, New York 10022, and R.I.P. CONSULTANTS, of 86 Trinity
Place, New York, New York 10007.

In this Agreement, the party who is contracting to receive services shall be referred to as "Dawson", and the party who will be providing the services shall be referred to as ""R.I.P."".

"R.I.P." has a background in Over 80 years of experience in Wall
Street both in the brokerage field and on the American Stock
Exchange and is willing to provide services to Dawson based on this background.

Dawson desires to have services provided by "R.I.P.".

Therefore, the parties agree as follows:

1.   DESCRIPTION OF SERVICES.   Beginning on February 11, 1998,
"R.I.P." will provide the following services, (collectively, the "Services"): on a best effort basis we will

(1)  -    "R.I.P. will be consultants to "Dawson" on all matters
that will pertain to their growth in the United States.
(2)  -    Review all materials prepared by "Dawson" for listing
on the American Stock Exchange.
(3)  -    Help in the selection of appropriate attorneys and
accountants.
(4)  -    Facilitating the time it takes for listing on the
exchange by acting as "Dawson" agents.
(5)  -    Interview and make the determination of which
specialist to house "Dawson" stock.
(6)  -    Give all-around financial advice concerning the stock
exchange.
(7)  -    After listing, informing all "R.I.P." clients (325
broker dealers) to buy and try to support "Dawson" because we feel it is a "good buy".
(8)  -    If need be, "R.I.P." will lend "Dawson" the right to
use their name to increase their credibility in the financial community.
(9)  -    Identify and determine the interest of potential
investors, who would consider investing in "Dawson".
(10) -    We will meet with potential investors and include
assisting scheduling meetings and presentations for "Dawson".
(11) -    Give all around advice to "Dawson" based on our
knowledge and skills learned from over 80 years of professional service both in the brokerage and exchange business.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by "R.I.P." shall be determined by "R.I.P.". Dawson will rely on "R.I.P." to work as many hours as may be reasonably necessary to fulfill "R.I.P."'s obligations under this Agreement.

3. PAYMENT. Dawson will pay a fee to "R.I.P." for the Services in the amount of $108,000.00. This fee shall be payable in two parts:
The first part will be that Dawson will pay to "R.I.P." 30,000 shares of company stock upon signing this contract, (As a retainer fee for services to be performed for listing, picking the right Specialist, and supporting the stock)
The second part will be that Dawson will give R.I.P. $9000 a month effective 4 months after successfully being listing on the American Sock Exchange, for all other services contained in this contract. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that "R.I.P." shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which "R.I.P." has not yet been paid,.

4. COMMISSION PAYMENTS. Dawson will make commission payments to "R.I.P." based on 3.00% of any monies raised. For the purposes of this Agreement, any monies raised means Any funding that is raised by either investors or agents that is brought in by "R.I.P." for the benefit of "Dawson." and that commission will be in the form of 1 1/2% in stock, and 1 1/2% in cash.

     a. Accounting. Dawson shall maintain records in sufficient detail for purposes of determining the amount of the commission. Dawson shall provide to "R.I.P." a written accounting that sets forth the manner in which the commission payment was calculated.

5. TERM/TERMINATION. This Agreement may be terminated by either party upon 30 days written notice to the other party.

6. RELATIONSHIP OF PARTIES. It is understood by the parties that "R.I.P." is an independent contractor with respect to Dawson, and not an employee of Dawson. Dawson will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of "R.I.P.".

7. EMPLOYEES. "R.I.P."'s employees, if any, who perform services for Dawson under this Agreement shall also be bound by the provisions of this Agreement. At the request of Dawson, "R.I.P." shall provide adequate evidence that such persons are "R.I.P."'s employees.

8. ASSIGNMENT. "R.I.P."'s obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Dawson.

9. CONFIDENTIALITY. "R.I.P." recognizes that Dawson has and will have the following information:

          -    costs
          -    future plans
          -    business affairs
          -    trade secrets

and other proprietary information (collectively, "Information") which are valuable, special and unique assets of Dawson.
"R.I.P." agrees that "R.I.P." will not at any time or in any manner, either directly or indirectly, use any Information for "R.I.P."'s own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Dawson. "R.I.P." will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

10. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

11. RETURN OF RECORDS. Upon termination of this Agreement, "R.I.P." shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in "R.I.P."'s possession or under "R.I.P."'s control and that are Dawson's property or relate to Dawson's business.

12. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:


If for Dawson:

Dawson Science Corp.
Mr. Wu, Zhi-jian or Mr. Andrew Lee
575 Lexington Ave
New York City, New York 10022

If for "R.I.P.":

R.I.P. CONSULTANTS
Mr. Roy Lerman
Chairman of the Board
86 Trinity Place
New York, New York 10007

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

13.  ENTIRE AGREEMENT.   This Agreement contains the entire
agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

14. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both partes.

15. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New York.


Party receiving services:
Dawson Science Corp.

By:       /s/ Wu Zhi-jian
     Mr. Wu, Zhi-jian
     President


Party providing services:
R.I.P. CONSULTANTS



By:       /s/ Roy Lerman      2/13/98
     Roy Lerman
     Chairman of the Board


































































































Exhibit 23.1






       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





Integrated Transportation Network Group Inc.
New York, New York




            We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated January 30, 1998 (except for Note 9(a), which is as of
March 31, 1998 and Note 1 which is as of        , 1998), relating
to the consolidated financial statements of Integrated Transportation Network Group Inc. and Subsidiaries, which is contained in that Prospectus.

            We also consent to the reference to us under the caption "Experts" in the Prospectus.


                                             /s/ BDO Binder
                                             BDO Binder



May 1, 1998